SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

November 22, 2005

Date of report (date of earliest event reported)

HM PUBLISHING CORP.

HOUGHTON MIFFLIN COMPANY

(Exact name of registrants as specified in their charters)

Delaware Massachusetts	333-110720 333-105746	13-4265843 04-1456030
(State or other jurisdictions of incorporation or organization)	Commission File Numbers	(I.R.S. Employer Identification Nos.)

222 Berkeley Street

Boston, Massachusetts 02116

(Address of principal executive offices) (Zip Code)

(617) 351-5000

(Registrants’ telephone number, including area code)

N/A

(Former Name or Former Address, if Changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications Pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre commencement communications pursuant to Rule 113e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 22, 2005, Houghton Mifflin Company entered into the Second Amendment to the Amended and Restated Credit and Guaranty Agreement among Houghton Mifflin Company, Houghton Mifflin Holdings, Inc., each lender from time to time party to the Amended and Restated Credit and Guaranty Agreement, dated as of March 5, 2003 (as amended) (the “Credit Agreement”), CIBC World Markets Corp. and Goldman Sachs Credit Partners L.P., as Joint Lead Arrangers and Joint Bookrunners, GSCP and Deutsche Bank Securities Inc., as Co-Syndication Agents, Canadian Imperial Bank of Commerce, as Administrative Agent and Collateral Trustee, Fleet Securities Inc. and Bank One, N.A., as Co-Documentation Agents, and General Electric Capital Corporation, as Senior Managing Agent. In addition to minor administrative changes and those changes necessary as a result of the substantive amendments, the Second Amendment

(i)	reduced the amount of the “Revolving Commitments” under the Credit Agreement from $325,000,000 to $250,000,000;

(ii)	increased the “Permitted Business Acquisition Amount” from a maximum of $35,000,000 to a maximum of $150,000,000 for any single acquisition and from an aggregate of $200,000,000 to an aggregate of $300,000,000 over the remaining life of the Credit Agreement;

(iii)	provided for additional term loans of up to $250,000,000;

(iv)	deleted certain provisions relating to mandatory prepayments and commitment reductions and amended certain provisions relating to prepayments;

(v)	provided that up to $100,000,000 may be used to repurchase debt;

(vi)	revised the required total leverage and senior leverage ratios;

(vii)	increased the amount of maximum consolidated capital expenditures from an annual limit of $155,000,000 to $190,000,000;

(viii)	amends the treatment of restructuring charges for the purposes of calculating the required ratios.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Date: November 28, 2005

HM PUBLISHING CORP. HOUGHTON MIFFLIN COMPANY

By:	/S/ STEPHEN C. RICHARDS
Stephen C. Richards Executive Vice President, Chief Operating Officer, and Chief Financial Officer